Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES, INC. CLOSES SALE

OF REMAINING MID-CONTINENT ASSETS

DALLAS, TEXAS, November 10, 2009…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today closed the previously announced sale of all of its remaining Mid-Continent oil and natural gas assets to Sheridan Holding Company I, LLC. The sale was effective as of October 1, 2009. Total proceeds received at the closing were $530.2 million, subject to customary post-closing adjustments. The proceeds from the sale were used to repay a portion of EXCO`s revolving credit facility.

As of September 30, 2009, the properties included estimated proved reserves of 4.6 million barrels of oil (Mmbbls) and 207.7 billion cubic feet (Bcf) of natural gas, or 235.3 billion cubic feet of natural gas equivalent (Bcfe), based on SEC pricing. Current net production includes 979 barrels of oil per day and 39.2 million cubic feet per day of natural gas, or 45.1 million cubic feet of natural gas equivalent per day.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.